Exhibit 99.1

CONTACTS:
Investors
InvestorRelations@amerantbank.com
(305) 460-8728

Media media@mercantilcb.com (305) 441-8414

For Release:

5:30 P.M.

March 7, 2019

AMERANT ANNOUNCES COMPLETION OF

CLASS B SHARE REPURCHASE

CORAL GABLES, FL Mercantil Bank Holding Corporation (NASDAQ: AMTB and AMTBB) (the “Company”) announced today the repurchase (the “Repurchase”) of the remaining 2,112,321 shares of nonvoting Class B common stock (“Class B Shares”) held by Mercantil Servicios Financieros, C.A. (“MSF”) pursuant to the terms of the Class B Share Purchase Agreement, dated as of December 27, 2018, by and between the Company and MSF at a weighted average purchase price of $13.48 per Class B Share. MSF paid the placement agent’s fees with respect to the Company Class A common stock (“Class A Shares”) sold to repurchase Class B Shares and certain of the Company’s other transaction expenses.

The Company used proceeds generated from the underwriters’ exercise of their overallotment option from the Company’s initial public offering and private placement sales of Company Class A Shares for the Repurchase at 97% of the sale price of the Class A Shares. As a result of the Repurchase, MSF holds no Class A Shares or Class B Shares.

The Company is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc. and Amerant Trust, N.A. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for almost 40 years, is the largest community bank headquartered in Florida. Amerant Bank operates 23 banking centers – 15 in South Florida, 8 in the Houston, Texas area, and loan production offices in Dallas, Texas and New York City.